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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                Contact:  Stephen E. Hare
                                               Executive Vice President and CFO
                                               (804) 287-5685

                    CADMUS COMMUNICATIONS COMPLETES AMENDMENT
                         TO SENIOR BANK CREDIT AGREEMENT

RICHMOND, VA (June 24, 2002) -- Cadmus Communications Corporation (Nasdaq/NM:
CDMS) today announced that it has successfully completed an amendment of its senior bank credit agreement which matures on March 31, 2004. The amendment adds flexibility for the Company primarily in connection with total leverage covenants. In addition, the Company reduced its revolving credit commitment from $105 million to $78 million, which equals the total amount previously available for borrowing. The Company had $22.6 million in borrowings under the senior bank credit facility at March 31, 2002. The lower commitment will reduce annual commitment fees by $0.2 million and will require a write-off of $0.3 million in deferred loan costs in June 2002.

Stephen E. Hare, executive vice president and chief financial officer, said, "We have been successful in reducing our debt during this fiscal year which, in combination with this amendment, provides the Company with additional financial flexibility to support future growth."

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Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world's largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest publications printer in North America, and a leading national provider of specialty packaging products and services. Additional information about Cadmus is available at www.cadmus.com.

Statements made in this release relating to Cadmus' future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond Cadmus' ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other potential risks and uncertainties include but are not limited to: (1) the overall economic environment in North America, (2) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals,
(3) significant price pressure in the markets in which we compete, (4) the loss of significant customers or the decrease in demand from customers, (5) our ability to continue to obtain improved efficiencies and lower production costs,
(6) adverse changes in our product sales mix, (7) the impact of industry consolidation among key customers, (8) our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, and
(9) our ability to operate profitably and effectively with high levels of indebtedness. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made therein.